EXHIBIT 99

AIRTRAN HOLDINGS CHAIRMAN AND CEO EXTENDS
RULE 10B5-1 TRADING PLAN

ORLANDO, Fla. (August 27, 2004) - AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today announced that Joe Leonard, Chairman and CEO of the Company, has extended for six months through March of 2005 his Securities and Exchange Commission's Rule 10b5-1 personal trading plan This plan was adopted in accordance with the Company's policies with respect to insider sales of AirTran common stock.

Written predetermined trading plans adopted according to the terms of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, permit officers and directors of public companies to buy or sell specified amounts of their company's stock at future dates regardless of any material non-public information they may receive after adopting the plan. A director or officer may only enter into a Rule 10b5-1 plan while he or she is not in possession of any material, nonpublic information and may use the plan to gradually diversify their investment portfolio over a period of time.

Mr. Leonard's Rule 10b5-1 plan authorizes his stockbroker to exercise certain of Mr. Leonard's employee stock options and subsequently sell the shares acquired from the exercise of the options. The original plan became effective on April 1, 2004 for a six month period. The extension of the plan is effective as of October 1, 2004 and may be extended thereafter. Pursuant to the terms of the plan, sales of Mr. Leonard's common stock may take place from time-to-time at fixed dates subject to market conditions.

AirTran Airways is one of America's largest low-fare airlines - employing more than 5,600 professional Crew Members and operating 508 flights a day to 45 destinations. The airline's hub is at Hartsfield-Jackson Atlanta International Airport, the world's busiest airport by passenger volume, where it is the second largest carrier operating 188 flights per day. AirTran Airways, a subsidiary of AirTran Holdings (NYSE: AAI), is the world's largest operator of the Boeing 717 and has the youngest all-Boeing fleet of any airline. In 2004, the airline will begin taking delivery of new Boeing 737-700s. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

Statements regarding the Company's operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2003. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

Media Contacts:
Tad Hutcheson
tad.hutcheson@airtran.com
678.254.7442

Judy Graham-Weaver
judy.graham-weaver@airtran.com
678.254.7448

Investor Contact:
Arne Haak
407.318.5187